Exhibit 99.1

FOR IMMEDIATE RELEASE

MetroCity Bankshares, Inc. Declares Quarterly Cash Dividend

ATLANTA, GA., April 15, 2026 (PR Newswire) – MetroCity Bankshares, Inc. (the “Company”) (NASDAQ: MCBS) announced today that its board of directors declared a quarterly cash dividend of $0.29 per share on its common stock. The cash dividend is payable on May 8, 2026 to shareholders of record as of April 29, 2026.

About MetroCity Bankshares, Inc.

MetroCity Bankshares, Inc. is a Georgia corporation and a bank holding company for its wholly-owned banking subsidiary, Metro City Bank, which is headquartered in the Atlanta metropolitan area. Metro City Bank currently operates 30 full-service branch locations in multi-ethnic communities in Alabama, California, Florida, Georgia, New York, New Jersey, Texas and Virginia. To learn more about Metro City Bank, visit www.metrocitybank.bank.

Contact Information

Farid Tan

770-455-4978

faridtan@metrocitybank.bank